UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Pfizer Inc.
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SUPPLEMENT TO
NOTICE OF 2024 ANNUAL MEETING AND PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2024

March 28, 2024
This Supplement provides updated information with respect to the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Pfizer Inc. (“Pfizer”) to be held on April 25, 2024.
On March 14, 2024, Pfizer commenced distribution of the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) for the Annual Meeting and notice of availability of the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement (as previously supplemented) continues to apply. This Supplement should be read in conjunction with the Proxy Statement.
Supplement to Item 3 – Approval of the Amended and Restated Pfizer Inc. 2019 Stock Plan
Item 3 relates to the approval of an amendment and restatement to the Pfizer Inc. 2019 Stock Plan (the “2019 Plan”), which was originally approved at the 2019 Annual Meeting of Shareholders. On February 22, 2024, on the recommendation of the Compensation Committee (the “Committee”), the Board of Directors (the “Board”) approved the Amended and Restated Pfizer Inc. 2019 Plan (the “Amended and Restated 2019 Plan”), subject to shareholder approval at the Annual Meeting. The full text of the Amended and Restated 2019 Plan can be found in the Proxy Statement, attached as Annex 1.
In addition to describing the increase in the number of shares of Pfizer common stock that will be available for issuance under the Amended and Restated 2019 Plan, Item 3 includes a brief summary of certain minor amendments to the 2019 Plan that reflect developments in equity and compensation practice, which do not require shareholder approval, including the following:
•An expanded definition of “Cause” in the context of termination of employment, that includes (i) willful misconduct or gross negligence which materially and demonstrably results in financial harm to Pfizer; (ii) willful breach of duty in the course of service or employment; (iii) misappropriation of funds or other property of Pfizer or any Subsidiary, or plea to or conviction of a felony; or (iv) conduct which is a violation of company policy or which materially interferes with the employee’s ability to perform his or her duties.
•Express reference to the Pfizer Inc. Recoupment Policy, which was adopted in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and listing requirements.

In addition, this supplement clarifies that the Amended and Restated 2019 Plan:
•Removes the limit on awards granted to a single participant covering more than 20,000,000 shares of Pfizer common stock in any consecutive 36-month period, and the limit on performance-based cash awards granted to a single participant in any calendar year exceeding $20,000,000.
These limits were originally included in prior plans, including the 2019 Plan, in connection with Internal Revenue Code (“IRC”) Section 162(m), which limits the deductibility to Pfizer of compensation in excess of $1.0 million paid to certain covered employees, including our named executive officers. Prior to 2018, IRC Section 162(m) provided an exception to the $1.0 million deduction limit for performance-based compensation meeting certain technical requirements. One of these technical requirements was a shareholder-approved limit on the maximum amount of compensation that could possibly be paid under the plan to any employee during a specified period (the “maximum compensation limit”). These shareholder-approved maximum compensation limits are no longer required due to the elimination of the performance-based compensation exception under IRC Section 162(m) under the Tax Cuts and Jobs Act of 2017, and in practice, Pfizer has never granted awards under the prior plans, including the 2019 Plan, at, or anywhere close to, these maximum compensation levels for the specified periods. As a result, in connection with Pfizer’s updates to the Amended and Restated 2019 Plan, the maximum compensation limits were removed. The removal of these limits is an immaterial change that reflects the elimination of the performance-based compensation exception under IRC Section 162(m) and does not reflect any intention by Pfizer to begin granting awards under the Amended and Restated 2019 Plan at, or anywhere close to, the maximum compensation levels previously prohibited for the specified periods under the 2019 Plan.
The Board continues to recommend approval of the Amended and Restated 2019 Plan.
Voting Matters
None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.
If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form.
Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.